As filed with the Securities and Exchange Commission on April 27, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Tower at PNC Plaza 300 Fifth Avenue Pittsburgh, Pennsylvania	15222-2401
(Address of Principal Executive Offices)	(Zip Code)

The PNC Financial Services Group, Inc. 2026 Omnibus Equity Incentive Plan

(Full title of the plan)

Robert Q. Reilly

Executive Vice President and Chief Financial Officer

The PNC Financial Services Group, Inc.

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2401

(Name and address for agent for service)

(888) 762-2265

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 5, 2026, subject to shareholder approval, the Board of Directors of The PNC Financial Services Group, Inc. (“PNC”) adopted The PNC Financial Services Group, Inc. 2026 Omnibus Equity Incentive Plan (the “Plan”). The Plan was subsequently approved by PNC’s shareholders at PNC’s 2026 Annual Meeting of Shareholders held on April 22, 2026. PNC is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register the offer and sale of 29,260,000 shares of common stock, par value $5.00 per share (the “Common Stock”) under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be delivered to Plan participants as specified under Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

Item 3. Incorporation by Reference

The following documents previously filed by PNC with the Commission are incorporated herein by reference:

•	PNC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 20, 2026;

•	PNC’s Current Reports on Form 8-K filed with the Commission on January 5, 2026 (solely with respect to Items 3.03 and 5.03 thereof), January 26, 2026 and April 24, 2026; and

•

The description of the Common Stock, as set forth in the registration statement on Form 8-A filed by PNC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 24, 1987, as such description was amended by the Registration Statement on Form S-3 filed by PNC with the Commission on December 13, 2024 (File No. 333-283793), and as such description may be amended in any subsequent filing by PNC with the Commission under the Securities Act or the Exchange Act.

All documents filed by PNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any report, document or portion thereof that is furnished to, but not filed with, the Commission is specifically not incorporated by reference unless such report, document or portion thereof expressly provides to the contrary.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legal opinion regarding the validity of the securities to be issued is rendered by Kathryn Leonard, Deputy General Counsel of PNC. Ms. Leonard beneficially owns or has the right to acquire an aggregate of less than 1% of the issued and outstanding shares of Common Stock, as of the date hereof.

Item 6. Indemnification of Directors and Officers.

PNC is incorporated under the laws of the Commonwealth of Pennsylvania. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “PBCL”) provide that a Pennsylvania corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In the case of any threatened, pending or completed action by or in the right of the corporation, indemnification of any person who was or is a party or is threatened to be made a party to the action by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action is permitted if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. However, no indemnification is permitted with respect to actions by or in the right of the corporation in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides, in general, that a corporation must indemnify any present or former director or officer of a corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by such representative in connection therewith.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or Section 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the representative has met the applicable standard of conduct set forth in those sections. In accordance with Section 1744 of the PBCL, such determination shall be made (i) by the board of directors by a majority vote of a quorum of directors who were not parties to the action or proceeding, (ii) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the PBCL provides, in general, that expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s bylaws, advancement of expenses shall be authorized by the board of directors.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Bylaws of The PNC Financial Services Group, Inc., Amended and Restated effective as of February 10, 2022 (the “Bylaws”), provide for the mandatory indemnification of directors and officers to the fullest extent authorized by the laws of the Commonwealth of Pennsylvania and federal banking laws and regulation as the same exists or may be amended after the date of PNC’s Bylaws (to the extent that such amendment permits broader indemnification than currently permitted). PNC’s Bylaws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action, as a director, except in any case where such elimination is not permitted by law.

Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify such person against that liability under Subchapter D of Chapter 17 of the PBCL.

PNC has purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties.

The foregoing is only a general summary of certain aspects of the PBCL and the Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Subchapter D of Chapter 17 of the PBCL and the Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit 4.1.1	Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc., as amended and effective January 2, 2009	Incorporated herein by reference to Exhibit 3.1 of PNC’s Annual Report on Form 10-K for the year ended December 31, 2008

Exhibit 4.1.2	Statement with Respect to Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series O dated July 21, 2011	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed July 27, 2011

Exhibit 4.1.3	Statement with Respect to Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series P dated April 19, 2012	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed April 24, 2012

Exhibit 4.1.4	Statement with Respect to Shares of 5.375% Non-Cumulative Perpetual Preferred Stock, Series Q dated September 14, 2012	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed September 21, 2012

Exhibit 4.1.5	Statement with Respect to Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series R dated May 2, 2013	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed May 7, 2013

Exhibit 4.1.6	Amendment to Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc., effective November 19, 2015	Incorporated herein by reference to Exhibit 3.1.6 of the Registrant’s Current Report on Form 8-K filed November 20, 2015

Exhibit 4.1.7	Statement with Respect to Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series S dated October 27, 2016	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed November 1, 2016

Exhibit 4.1.8	Statement with Respect to Shares of 3.400% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series T dated September 8, 2021	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed September 13, 2021

Exhibit 4.1.9	Statement with Respect to Shares of 6.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series U dated April 21, 2022	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed April 26, 2022

Exhibit 4.1.10	Statement with Respect to Shares of 6.200% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series V dated August 16, 2022	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed August 19, 2022

Exhibit 4.1.11	Statement with Respect to Shares of 6.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series W dated February 2, 2023	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed February 7, 2023

Exhibit 4.1.12	Statement with Respect to Shares of 7.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series X dated January 5, 2026	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed January 5, 2026

Exhibit 4.2	Amended and Restated Bylaws of The PNC Financial Services Group, Inc., effective February 10, 2022	Incorporated herein by reference to Exhibit 3.2 of PNC’s Annual Report on Form 10-K for the year ended December 31, 2024

Exhibit 5.1	Opinion of Kathryn Leonard	Filed herewith

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP, relating to The PNC Financial Services Group, Inc.	Filed herewith

Exhibit 23.2	Consent of Kathryn Leonard	Included in the opinion filed as Exhibit 5.1 hereto

Exhibit 24.1	Power of Attorney	Filed herewith

Exhibit 99.1	The PNC Financial Services Group, Inc. 2026 Omnibus Equity Incentive Plan	Incorporated herein by reference to Exhibit 10.34 of the Registrant’s Current Report on Form 8-K filed April 24, 2026

Exhibit 107	Filing Fee Table	Filed herewith

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on April 27, 2026.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Gregory H. Kozich
Gregory H. Kozich Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William S. Demchak William S. Demchak	Chairman, Chief Executive Officer (Principal Executive Officer) and Director	April 27, 2026

/s/ Robert Q. Reilly Robert Q. Reilly	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 27, 2026

/s/ Gregory H. Kozich Gregory H. Kozich	Senior Vice President and Controller (Principal Accounting Officer)	April 27, 2026

*	Director	April 27, 2026
Joseph Alvarado

*	Director	April 27, 2026
Debra A. Cafaro

*	Director	April 27, 2026
Marjorie Rodgers Cheshire

*	Director	April 27, 2026
Douglas Dachille

*	Director	April 27, 2026
Andrew T. Feldstein

*	Director	April 27, 2026
Richard J. Harshman

*	Director	April 27, 2026
Daniel R. Hesse

*	Director	April 27, 2026
Renu Khator

*	Director	April 27, 2026
Linda R. Medler

*	Director	April 27, 2026
Robert A. Niblock

*	Director	April 27, 2026
Martin Pfinsgraff

*	Director	April 27, 2026
Bryan S. Salesky

*By:	/s/ Laura Gleason
Laura Gleason, Attorney-in-Fact, pursuant to Power of Attorney filed herewith